UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 11, 2011

Geospatial Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-04066	87-0554463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

229 Howes Run Road, Sarver, PA 16055
(Address of principal executive offices)

(724) 353-3400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

License and Distribution Agreement

On April 11, 2011, Geospatial Holdings, Inc. (the “Company”) entered into a License and Distribution Agreement (the “License Agreement”) with Reduct NV (“Reduct”), a company organized and existing under the laws of Belgium, and only with respect to the cancellation of warrants and receipt of common stock of the Company pursuant to Section XV thereof, Delta Networks Limited SA (“Delta”), a company incorporated under the laws of Luxembourg and owner of all outstanding capital stock of Reduct. The License Agreement shall become effective (the “Effective Date”) upon (i) the closing by the Company of a new round of common stock financing in an amount that equals or exceeds $5 million in cash on or before May 31, 2011; (ii) the issuance of 18% of the common stock of the Company to Delta; and (iii) the execution of a Subscription Rights Agreement (the “Subscription Agreement”) by the Company and Delta.  The Term of the Agreement (the “Term”) is from April 5, 2011 to December 31, 2020.  The License Agreement releases the Company from any and all agreements currently outstanding, including forgiveness of any past due license fees and minimum purchase obligations.

Pursuant to the License Agreement, Reduct will grant the Company License (the “License”) to market, advertise, promote, distribute, use, offer for sale, sell, import from Reduct, and lease Reduct’s Probe Products (“Probe Products”) for use in the territories of North America, South America, and Australia (the “Territories”).  The Company shall purchase and make payment in cash for 27 Reduct Probe Products by December 31, 2011, and a total cumulative number of 110 Probe Products by December 31, 2012 (the “Initial Period”).  During the Initial Period, the License shall be a non-exclusive License.  If at any time on or before December 31, 2012, the Company purchases a cumulative number of 110 Probe Products, the License becomes an exclusive License, and will remain an exclusive License (the “Exclusive License Period”) provided the Company meets certain purchase requirements (“Exclusive License Purchase Requirements”).  If at any time following the Initial Period, the Company fails to meet the Exclusive License Purchase Requirements, the License shall become a non-exclusive License for the remainder of the term.  During the Exclusive License Period, the Company will be granted a non-exclusive License for the additional territories of Russia, Oman, Jordan, Abu Dhabi, and Qatar.

Pursuant to the License Agreement, Reduct will grant the Company a Volume Rebate (the “Volume Rebate”) of $5 million, which may be applied against the purchase price of certain eligible Probe Products (“Eligible Probe Products”).  Initially, and in any quarter following a quarter in which the Company did not meet its Exclusive License Purchase Requirements, the Company may apply the Volume Rebate to 25% of the cost of Eligible Probe Products.  In any quarter following a quarter in which the Company exceeded its Exclusive License Purchase Requirements, the Company may apply the Volume Rebate to 50% of the cost of Eligible Probe Products.

During the Term of the License Agreement, the Company shall pay Reduct five percent (5%) of the Company’s revenues (the “Additional Revenue Percentage”).  Initially, the Company shall pay two percent (2%) of the Company’s revenues to Reduct on a quarterly basis, and the remaining three percent (3%) shall accrue until the Volume Rebate is exhausted, at which time such accrued amounts shall be paid quarterly over a period of one year.  Following the exhaustion of the Volume Rebate, the Additional Revenue Percentage shall be paid in full quarterly.

During the Initial Period through December 31, 2012, provided that the Company is in compliance with the terms of the License Agreement, Reduct shall pay to the Company a fee (the “Fee”) of ten percent (10%) of the sale or rental price of Probe Products that Reduct sells directly or indirectly in the Territories.  During the Exclusive License Period, the Company will continue to be entitled to the Fee on sales of Probe Products sold by Reduct under Reduct contracts concluded prior to December 31, 2012, which may continue into the Exclusive License Period.

Reduct may elect to utilize software developed by the Company as a companion product to the Probe Products.  In the event that Reduct utilizes such software, Reduct shall pay a license fee to the Company of five percent (5%) of the Probe Product’s sales price or rental fee.

Subscription and Rights Agreement

In consideration for the License Agreement, the Company cancelled Delta’s warrants to purchase 3,500,000 shares of the Company’s common stock, and the Company and Delta entered into a Subscription and Rights Agreement (the “Subscription Agreement”) on April 11, 2011.

Pursuant to the Subscription Agreement, the Company agreed to issue to Delta within five days of the Effective Date of the License Agreement the number of shares of the Company’s common stock required to bring Delta’s ownership of the Company’s capital stock to 18% of the sum of (i) the Company’s outstanding capital stock; and (ii) outstanding warrants and options to purchase the Company’s capital stock that are currently exercisable at a price less than the average closing price of the Company’s capital stock in the five trading days preceding the Effective Date.

In addition, the Company must, at the beginning of each calendar quarter starting July 1, 2011, and continuing for a period of eight (8) years from the effective date, issue to Delta an additional number of shares of the Company’s common stock (the “Additional Shares”) required to bring Delta’s ownership of the Company’s capital stock to 18% of the sum of (i) the Company’s outstanding capital stock; and (ii) outstanding warrants and options to purchase the Company’s capital stock that are currently exercisable at a price less than the average closing price of the Company’s capital stock in the five trading days preceding the beginning of such calendar quarter.  Any shares acquired or disposed by Delta shall be disregarded for the purpose of calculating the number of Additional Shares.  Any and all rights attached to shares of the Company’s capital stock issued after the Effective Date that are more favorable than those attached to Delta’s shares shall also attach to Delta’s shares.

Settlement Agreement

The Company entered into a Settlement Agreement (the “Settlement Agreement”) dated April 8, 2011 with twenty-nine investors (the “Investors”) who had purchased shares of the Company’s common stock in private placements in October, 2009, December, 2009, and March, 2010 (the “Private Placements”).  The Investors threatened to promptly file a lawsuit against Geospatial and its officers relating to their purchases of $5.5 million of capital stock issued in connection with the Private Placements.

The Company’s Board of Directors (the “Board”) unanimously approved the Settlement Agreement.  While disputing all claims of misconduct by the Company’s officers, the Board concluded that the Company would be unable to raise essential equity capital if the Company did not enter into the Settlement Agreement.  Further, the Board concluded that without new equity capital, the Company would be unable to continue in business as a going concern, resulting in a complete loss of investment value for all of the Company’s shareholders.

The Investors have agreed not to pursue their claims for a period of 120 days, during which the Company plans to raise additional equity capital.  Provided the Company raises at least $5 million in new equity capital before the expiration of 120 days, the Investors have agreed to forever waive their right to pursue their claims against the Company and its officers, except in the event that the Company files for bankruptcy.

Following the closing of an equity offering of at least $5 million (the “Anticipated Capital Raise”), the Company has agreed that the Investors will be granted additional shares of the Company’s common stock.  Each such Investor will be granted additional shares so that the aggregate number of shares issued to such Investor related to the offerings and settlement will equal the Investors’ aggregate investment in the offerings divided by the price per shares at which the Company effects its anticipated offering.  Thus, the Investors will be treated as if they had purchased all their shares at the offering price to be established in the Anticipated Capital Raise.

Other unaffiliated investors purchased $6.4 million of the Company’s capital stock in the Private Placements.  While these investors have not raised allegations of misconduct against the Company or its officers, the Company’s Board has concluded that such investors should be treated equitably with the investors that are party to the Settlement Agreement.  Accordingly, the Company plans to offer all such investors settlements consistent with the terms outlined above.

The foregoing discussion provides only a brief description of the documents described above. The discussion is qualified in its entirety by the full text of the License Agreement, the Subscription Agreement, and the Settlement Agreement, which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, and 10.3, respectively.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the License and Subscription Agreements, the Company agreed to issue Delta 18% of its common stock upon the closing by the Company of a new round of common stock financing in an amount that equals or exceeds $5 million in cash.  In addition, the Company must, at the beginning of each calendar quarter starting July 1, 2011, and continuing for a period of eight (8) years from the effective date, issue to Delta Additional Shares of the Company’s common stock required to bring Delta’s ownership of the Company’s capital stock to 18% of the sum of (i) the Company’s outstanding capital stock; and (ii) outstanding warrants and options to purchase the Company’s capital stock that are currently exercisable at a price less than the average closing price of the Company’s capital stock in the five trading days preceding the beginning of such calendar quarter.  Any shares acquired or disposed by Delta shall be disregarded for the purpose of calculating the number of Additional Shares.  Any and all rights attached to shares of the Company’s capital stock issued after the Effective Date that are more favorable than those attached to Delta’s shares shall also attach to Delta’s shares.  The transactions contemplated pursuant to the License and Subscription Agreements will take place in a private placement pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Regulation D, and the Company will conduct the private placement without any general solicitation or advertisement and with a restriction on resale.

Pursuant to the Settlement Agreement, the Company has agreed that the Investors will be granted additional shares of the Company’s common stock following the Anticipated Capital Raise.  Each Investor will be granted additional shares so that the aggregate number of shares issued to such Investor related to the offerings and settlement will equal the Investors’ aggregate investment in the offerings divided by the price per shares at which the Company effects its anticipated offering.  Thus, the Investors will be treated as if they had purchased all their shares at the offering price to be established in the Anticipated Capital Raise.  The transactions contemplated pursuant to the Settlement Agreement will take place in a series of private placement pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D, and the Company will conduct the private placements without any general solicitation or advertisement and with a restriction on resale.

Item 5.02.  Departure of Directors or Certain Officers.

On April 11, 2011, Company’s Chief Executive Officer and Director Mark A. Smith has agreed to resign his positions of Chief Executive Officer and Director of the Company upon the tenth day following the closing of the Anticipated Capital Raise.  There were no known disagreements between the Company and Mr. Smith on any matters relating to the Company’s operations, policies or practices.

Upon the effectiveness of Mr. Smiths resignation, the Board intends to appoint David Dresner to succeed Mr. Smith as CEO. Further, Timothy Sutherland would become non-executive chairman of the Company’s Board of Directors, while Thomas Ridge will continue to serve as a member of the Board. Mr.Dresner is the former CEO of Statoil Energy (a division of StatoilHydro) and a 20 year veteran of Pricewaterhouse Coopers where he served as Office Managing Partner. Mr. Sutherland is the Chairman and CEO of Pace Global Energy Services. LLC, a leading energy consulting and management company.

Item 7.01.  Regulation FD Disclosure.

On April 13, 2011, the Company issued press releases announcing its entry into the License Agreement, the Subscription Agreement, and the Settlement Agreement (as discussed in Items 1.01, 3.02 and 5.02 hereof).  The press releases are furnished as Exhibits 99.1 and 99.2 hereto, and are incorporated into this Item 7.01 by reference.  The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

 Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	License and Distribution Agreement dated April 5, 2011 by and among Reduct NV, Geospatial Holdings, Inc., Geospatial Mapping Systems, Inc., and Delta Networks SA.

10.2 10.3 99.1 99.2
Subscription and Rights Agreement dated April 5, 2011 between Geospatial Holdings, Inc. and Delta Networks SA.

Settlement Agreement dated April 8, 2011 among Geospatial Holdings, Inc., Mark A. Smith, Thomas R. Oxenreiter, and certain investors.

Press release dated April 13, 2011.

Press release dated April 13, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOSPATIAL HOLDINGS, INC.

By:	/s/ Thomas R. Oxenreiter
Name:	Thomas R. Oxenreiter
Title:	Chief Financial Officer

Date: April 13, 2011